Exhibit 3.3

AMENDMENT NO. 3
TO THE
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TETRALOGIC PHARMACEUTICALS CORPORATION

Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware (“DGCL”)

TetraLogic Pharmaceuticals Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the following amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment dated November 29, 2012 and that certain Amendment No. 2, dated November 6, 2013, and that this amendment was submitted to the stockholders of the Corporation for approval.

SECOND: Article FOURTH, Section A is amended in its entirety as follows:

“A.          Authorized Capital

1.             After giving effectiveness to the Reverse Split (as defined below), the total number of shares of stock that the Corporation shall have authority to issue is 255,510,732, consisting of (i) 50,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and (ii) 205,410,732 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) of which 8,000,000 shares shall be designated as Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred”); 25,370,368 shares shall be designated as Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred” and together with the Series A Preferred, the “Junior Preferred”); 151,041,033 shares shall be designated as Series C Convertible Preferred Stock, $0.0001 par value per share (the “Series C Preferred”); and 20,999,331 shares shall be designated as Series C-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series C-1 Preferred”).

2.             Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Third Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), each 17 shares of the Company’s Common Stock, $0.0001 par value per share, issued and outstanding (the “Old

Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, convert into one (1) fully paid and nonassessable share of Common Stock.  The conversion described in the foregoing sentence shall be collectively referred to herein as the “Reverse Split”.  Any shares of Old Common Stock currently held in the Corporation’s treasury shall also be converted into Common Stock in accordance with the Reverse Split.  No fractional shares of Common Stock shall be issued upon the Reverse Split.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon the Reverse Split shall be determined on the basis of the total number of shares of Old Common Stock held by each holder of such stock at the time of the Reverse Split and the aggregate number of shares of Common Stock issuable upon the Reverse Split.  From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock has been converted in the Reverse Split pursuant to this Third Certificate of Amendment.  There shall be no conversion of the Series A Preferred Stock, the Series B Preferred, the Series C Preferred or the Series C-1 Preferred in connection with the Reverse Split.”

THIRD:  Article FOURTH, Section B.3(b) is amended in its entirety as follows:

“Each outstanding share of Preferred Stock shall be automatically converted into shares of Common Stock at the then applicable Conversion Price for such share immediately upon the consummation of a firmly underwritten public offering pursuant to an effective registration statement on S-1 (or any successor form) under the Securities Act.”

FOURTH:  The foregoing amendment was duly adopted in accordance with Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, TetraLogic Pharmaceuticals Corporation has caused this Third Certificate of Amendment to be duly executed in its corporate name this            day of                         , 2013.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:
Name:
Title: